SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: September 6, 2001
                (Date of earliest event reported) August 27, 2001


                        DOBSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


         OKLAHOMA               333-23769                73-1513309
(State or other jurisdiction   (Commission              (IRS Employer
      of incorporation)        File Number)           Identification No.)

                               14201 Wireless Way
                          Oklahoma City, Oklahoma 73134
               (Address of principal executive offices) (Zip Code)

                                 (405) 529-8500
              (Registrant's telephone number, including area code)
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Information To Be Included in the Report

Item 1. Change of Control of Registrant

     The Registrant's principal stockholder, Dobson CC Limited Partnership, or DCCLP, entered into an Amended, Restated and Consolidated Credit Agreement with Bank of America, N.A. on August 27, 2001 (the "loan agreement"). To secure its obligations under the loan agreement, which aggregates approximately $290 million principal amount, DCCLP pledged, among other assets, approximately 53.6 million shares of the Registrant's Class B common stock. The Registrant currently estimates that the pledged shares represent approximately 48% of the economic interests and 73% of the voting interests in the Registrant. The loans under the loan agreement will mature on April 30, 2002, unless extended.

     If an event of default occurs under the loan agreement, including as a result of DCCLP's failure to maintain a certain collateral coverage ratio, and the lender elects to foreclose on the pledged shares, DCCLP could cease to be a controlling shareholder of the Registrant. In such event, the Registrant would experience a change of control under the indenture governing its outstanding senior notes, the certificates of designation governing two series of its outstanding senior preferred stock, and its bank credit facility, and under the indenture governing the outstanding senior notes of its subsidiary, Dobson/Sygnet Communications Company.

     Upon a change of control, each of the Registrant and Dobson/Sygnet Communications would be required to offer to purchase their outstanding senior notes at 101% of the principal amount plus accrued and unpaid interest. The Registrant would also be required to offer to repurchase all of its outstanding senior preferred stock at 101% of the aggregate liquidation preference. There can be no assurance that the Registrant would have the funds necessary to complete these repurchases. If the Registrant and Dobson/Sygnet Communications failed to complete the purchase of the tendered senior notes, the senior noteholders or their trustees would be entitled to accelerate the maturity of the senior notes. If the Registrant failed to complete the purchase of its outstanding senior preferred stock, the holders of its two series of senior preferred stock would be entitled to elect additional directors to the Registrant's board of directors. The Registrant's bank credit facility and the credit facility of its subsidiary, Sygnet Wireless, Inc., prohibit the Registrant from making the required offers to purchase. A change of control would also constitute an event of default under the Registrant's bank credit facility entitling the lender to accelerate the maturity of that debt.

     The Registrant has been advised that DCCLP converted 1,923,077 shares of the Registrant's Class B common stock into an equal number of shares of the Registrant's Class A common stock and sold such shares in a private transaction to a financial investor. A portion of the proceeds of this sale was used to fund an interest reserve under the loan agreement. Under certain circumstances, the financial investor may purchase up to an additional 2,000,000 shares of the Class A common stock from DCCLP in accordance with a specified formula. DCCLP has the right, exercisable at any time, to repurchase from the financial investor all shares of Class A common stock acquired by the financial investor from DCCLP. Upon such repurchase, the option held by the financial investor, to the extent unexercised, will terminate.

Item 5. Other Events

     The Registrant has retained Lehman Brothers Inc. and Banc of America Securities LLC to assist the Registrant in identifying and evaluating various strategic alternatives in order to enhance shareholder value. These alternatives could include a sale of all or a part of the Registrant, the merger or restructuring of the Registrant, an acquisition or a strategic alliance with a third party. The Registrant can provide no assurance that any transaction will be entered into or completed.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                DOBSON COMMUNICATIONS CORPORATION

                                By  EVERETT R. DOBSON
                                    Everett R. Dobson, Chairman of the Board and
                                    Chief  Executive Officer

September 6, 2001